Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
January 29, 2010	Cynthia Jamison: (864) 250-6061
cjamison@palmettobank.com

The Palmetto Bank Reports Fourth Quarter Financial Results

Greenville, S.C. – Palmetto Bancshares, Inc. reported a net loss for the fourth quarter 2009 of $10.1 million, compared to net losses of $14.2 million and $17.9 million for the third and second quarters of 2009, respectively, and net income of $2.0 million for the first quarter 2009. Similar to the previous two quarters, the net loss in the fourth quarter was driven primarily by the higher level of the provision for loan losses to address the credit quality of the loan portfolio and related declines in commercial real estate collateral values. The annual net loss in 2009 is in comparison to annual net income in 2008 of $13.6 million.

“As we projected when we adopted our Strategic Project Plan in June 2009, our quarterly financial results continue to reflect the impact of the recession on our borrowers, in particular loans related to commercial real estate. While many believe the recession officially ended in 2009, the impact of the recession is continuing to be felt by the banking industry,” said Sam Erwin, President and Chief Executive Officer. “However, our financial results have trended in a positive direction each quarter, and we believe this improving trend will continue in 2010. We are monitoring our loan portfolio very carefully and, absent a ‘double dip’ recession, we are optimistic an improving economy will help our borrowers recover and therefore continue the improving trend.”

In response to the extended recession and the impact on the Company’s financial results, the Company has been executing a comprehensive and proactive Strategic Project Plan to strengthen key areas of the Company. Erwin continued, “Like many other banks, The Palmetto Bank had a very challenging year in 2009 as we dealt with one of the most pronounced recessions in history. In fact, this was the first year our Company had an annual loss since the ‘Great Depression’ in the 1930s. However, we have made substantial progress addressing the issues facing our Company and look forward to improved results in 2010.”

Leon Patterson, Chairman of the Board, added, “The Board of Directors, management, and our entire team of dedicated bankers have worked very hard over the past seven months on executing the Strategic Project Plan. The longer-term positioning of the Company has also been a priority. Successful completion of the Plan, as well as our longer-term efforts to redefine The Palmetto Bank as “the bank of the future,” will clearly help accelerate our recovery and return to profitability in the post-recession environment.”

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 104-year old independent state-chartered commercial bank and is the fifth-largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.4 billion and serves the Upstate through 29 banking locations in Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York counties. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail and Commercial Banking, Mortgage, Trust, Brokerage, and Insurance. Additional information may be found at the company’s web site at www.palmettobank.com.

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Addendum to News Release - Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements and factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) statements with respect to Palmetto Bancshares’ plans, objectives, expectations and intentions and other statements that are not historical facts; (3) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the company; (5) actions taken by banking regulatory agencies related to the banking industry in general and the Company specifically; and (6) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.